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                                                                     Exhibit 5.1

                                July 30, 1997

Second Bancorp, Inc.
108 Main Avenue, S.W.
Warren, OH  44481

                        RE: 50,000 Shares of Common Stock, no par value, of Second Bancorp, Inc., to be issued in connection with the Corporation's 1997 Restricted Stock Plan

Gentlemen:

                  We have acted as your counsel in connection with the adoption of the 1997 Restricted Stock Plan (the "Plan") pursuant to which the Corporation will issue up to 50,000 shares of its Common Stock, no par value (the "Common Shares").

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Common Shares, upon their issuance in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid, and non-assessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement No. 33-________ filed by the Corporation to effect registration of the Common Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the prospectus comprising a part of such Registration Statement.

                                   Very truly yours,

                                   HOPPE, FREY, HEWITT & MILLIGAN

                                   Michael G. Marando, Partner